EX 99.1

NEWS RELEASE

Contact: Dollar Financial Corp

Financial Dynamics

Mark McCall/Julie Prozeller (212) 850-5600

FOR IMMEDIATE RELEASE

DOLLAR FINANCIAL CORP ANNOUNCES SECOND QUARTER RESULTS

COMPANY REPORTS FULLY-DILUTED EARNINGS PER SHARE OF $0.49 FOR THE QUARTER; U.S., CANADIAN, AND
U.K. BUSINESS UNITS ALL REPORT HIGHER YEAR-OVER-YEAR PROFITS ON A LOCAL CURRENCY BASIS

BERWYN, Pennsylvania, January 29, 2009 – Dollar Financial Corp (NASDAQ:DLLR — News), a leading international financial services company serving under-banked consumers, today announced its results for the fiscal second quarter ended December 31, 2008.

Fiscal 2009 second quarter highlights:

•	Consolidated total revenue was $132.2 million for the quarter, as compared to $141.7 million for the prior year’s quarter. On a constant currency basis, when applying the currency exchange rates from the second quarter of the prior fiscal year to the current quarter’s results, consolidated revenue increased by 9.8% to $155.6 million.

•	The total loan loss provision, which on a consolidated basis was negatively impacted by a lower mix of foreign loans as a result of a stronger U.S. Dollar, was 21.3% as a percentage of gross consumer lending revenue for the quarter, as compared to 21.8% for the second quarter of the prior fiscal year.

•	On a constant currency basis, store and regional margin increased by 10.8% to $54.5 million, and as a percentage of total revenue, improved to 35.0% compared to 34.8% for the second quarter of the previous year.

•	Consolidated adjusted EBITDA was $36.8 million as compared to $35.9 million for the prior year’s quarter. On a constant currency basis, adjusted EBITDA was $40.5 million for the quarter, representing an increase of 12.7% or $4.6 million compared to the fiscal 2008 second quarter.

•	Income before income taxes was $22.0 million for the quarter compared to $21.9 million for the prior year period and net income was $11.6 million, due to a higher effective tax rate this quarter, as compared to $13.0 million for the prior year’s quarter, while fully-diluted earnings per share was $0.49 for the current quarter compared to $0.53 for the prior year’s quarter.

•	On a constant currency basis and excluding non-recurring charges, pro forma income before income taxes was $23.9 million for the quarter increasing by 7.7% over the prior year period, while pro forma net income and fully-diluted earnings per share for the quarter were $13.6 million and $0.57, respectively, representing year-over-year same period growth of 7.7% and 11.8%.

Commenting on the results for the quarter, Jeff Weiss, the Company’s Chairman and Chief Executive Officer, stated, “We are pleased with our results for the quarter as we continue to navigate through unprecedented market conditions. All of our business units continued their solid performance on a local currency basis, with each generating higher year-over-year profits. And of course, as the U.S. Dollar strengthened significantly during the quarter with respect to the Canadian and U.K. currencies, and as a majority of the Company’s consolidated revenue is generated outside of the United States in Canada and the U.K., the reported results for the Company’s foreign subsidiaries were negatively impacted on a non-cash basis when translated into U.S. Dollars as required by U.S. generally accepted accounting principles. More importantly, the Company continues to reinvest cash generated by its Canadian and U.K. business units back into those businesses, and therefore does not typically repatriate the foreign earned cash to the Company’s U.S. entity. As a result, fluctuations in currency exchange rates have no near term real cash flow impact on the Company’s consolidated operations.”

Mr. Weiss continued, “We have experienced moderate erosion in the size of customers’ checks and the number of checks we are cashing across all of our business units. As we have experienced in past recessions, this is typically indicative of a weakening economy as many of our customers are forced to transition from one job to another due to a lay off or job furlough, in addition to realizing a reduction in the availability of overtime or regular hours, as employers strive to reduce their operating costs. However, in general our customer base is composed of service sector workers, who typically work in more non-discretionary jobs at hospitals, fast food restaurants, grocery stores, janitorial services, and other general skilled and semi-skilled positions, many of which are recession resilient. No matter what the state of the economy is, someone still needs to care for the sick and injured, cut hair, stock the shelves at grocery stores, and work the cash register at gas stations and convenience stores.

Even though our business model tailors itself to a consumer base that is to a large extent recession resilient, we should assume that the market for our products and services will not grow as strongly in such an economic climate. Therefore, until we have greater visibility as to the depth and duration of the current recession, we are temporarily refocusing our primary efforts away from investing in longer term growth initiatives, such as a de novo store development program. Alternatively, we are investing additional resources into the development of new products and services, which can be implemented quickly and in a more cost effective manner through our existing store platform providing a more immediate impact on the profitability of our business. At the same time, we are continually initiating programs designed to further enhance the efficiency and profitability of our core business.”

Mr. Weiss concluded, “Until we have more clarity as to when the global economies will emerge from the current global recession, we expect to maintain a cautious approach to managing our business. This approach entails sensible underwriting practices, a greater focus on debt collections and loan servicing, continual improvements to our cost structure and the operating performance of our store base, and a judicious deployment of capital while building our near term cash position. We remain focused on maximizing the profitability of our existing business and strengthening our operating platform in all of our markets, and believe we are well-positioned to take advantage of growth opportunities as the global economies emerge from the current downturn. Although these are unprecedented times of extreme market volatility, we are confident in the strength and resiliency of our business model. Our growth strategy continues to focus on developing our business as a multi-product, multi-country, multi-channel retailer of basic financial services for the under-banked consumer. In addition, the Company has a very strong cash position, minimal near-term debt obligations, and substantial annual free cash flow from business operations.

Finally, in-line with historical efforts to provide financial transparency, we believe it is important to provide alternative metrics and financial schedules in this release to better convey the real operating performance of our business on a constant currency basis, without the distortion of non-cash accounting based currency translations resulting from the recent extreme volatility in the currency markets.”

For the fiscal 2009 second quarter ended December 31, 2008, consolidated check cashing revenue was $41.6 million, as compared to $48.9 million for the prior year period. However, on a constant currency basis, total check cashing revenue was essentially flat to the prior year. On a constant currency basis, the consolidated average face amount per check cashed decreased by 1.1% from the prior year’s quarter. Also on a constant currency basis, net write-offs of returned checks, as a percentage of check cashing revenue, increased to 9.3% for the quarter compared to 7.8% for the second quarter of the prior fiscal year, which is attributable to the worsened global economies. The check cashing business in the U.S. grew by 14.4% or $1.8 million for the quarter, primarily due to the acquisition of 81 stores in Southeast Florida last fiscal year. The Canadian check cashing business decreased by 2.5% on a local currency basis, while check cashing revenue in the U.K. declined by 8.8% or £0.6 million, reflecting the economic downturn and a reduction in both the volume of checks and the numerical size of checks cashed. The decline in the check cashing business in the U.K. reflects fewer payroll checks as a result of the shrinking construction industry in London and its environs during the winter months and the return home of the transient Eastern European labor force, which is significantly dependent upon the construction industry.

On a constant currency basis, consolidated consumer lending revenue increased by $8.8 million or 11.9% for the fiscal 2009 second quarter, as compared to last year’s second quarter. However, on an actual reported basis, revenue from consumer lending was $70.0 million for the current quarter, as compared to $73.6 million for the prior year period. Consumer lending revenue in the U.S. increased by 12.5% for the quarter, while the consumer lending business in the U.K. increased by a robust 50.4% or £3.8 million. In addition to strong growth in the single-payment loan product, the consumer lending business in the U.K. continues to benefit from an increase in pawn lending activities, which primarily consists of loans securitized by gold jewelry. Interest income from pawn loans in the U.K. increased by 61.8% or £0.6 million for the quarter as compared to the prior year’s quarter.

As discussed in past earnings releases, the Company diminished the scale and tone of its Canadian marketing and advertising campaigns, as many of the Canadian provinces are presently actively engaged in formulating their respective consumer lending regulations and rate structures. As a result of this continuing Company decision, new customer growth in Canada has softened, and combined with the weakened economic environment, consumer lending revenue in Canada on a local currency basis declined by 3.8% or C$1.4 million compared to the previous year’s quarter. The Company continues to actively manage its Canadian business during the evolving regulatory transition period, and expects to resume its advertising campaigns as provincial regulations are established.

On a constant currency basis, total company funded loan originations for the quarter increased by 9.2% or $42.8 million, as compared to the prior year period. Company funded loan originations in the U.K. increased by 33.9% or £13.4 million for the quarter, while U.S. Company funded loan originations increased by 23.5% or $31.2 million, primarily as a result of the acquisition of 81 stores in Southeast Florida in the prior fiscal year. Company funded loan originations in Canada decreased by C$15.6 million or 6.3% and is generally attributable to the previously mentioned reduction in the Company’s advertising and marketing campaigns.

Money transfer fees were $6.8 million for the quarter representing a year-over-year decrease of 4.2%. However, on constant currency basis, money transfer fees increased by 14.6%, as compared to the second quarter of the prior fiscal year, driven by growth in all of the Company’s geographic markets. Other revenue increased by 12.9% or $1.6 million for the quarter on an actual reported basis, however excluding the impact of currency exchange rate translations, other revenue increased by a solid 34.7% or $4.2 million, due to strong growth in foreign exchange product sales and pawn merchandise and scrap sales in the United Kingdom, increased debit card sales in Canada, as well as growth in a number of other ancillary products and services across all of the Company’s markets.

As previously reported, the Company continues to focus principally on its retail store margins in this economic downturn; nonetheless consolidated comparable store sales increased marginally for the quarter and internationally, comparable store sales grew by 2.7% on a local currency basis. The Company will continue to monitor its credit metrics and may further reduce the amount it is willing to loan customers, if the collections environment worsens in the weakening economy, whereby protecting its profits and cash flow at the expense of lower revenue growth. While the Company’s reported store and regional margin for the fiscal 2009 second quarter translated into U.S. Dollars decreased to $44.3 million from $49.3 million for the prior year’s quarter, on a constant currency basis, the Company’s store and regional margin increased by 10.8% or $5.3 million compared to the previous year’s quarterly period. As a percentage of total revenue on a constant currency basis, the margin improved to 35.0% compared to 34.8% for the prior year’s quarter, reflecting the benefit from the recent North American store closures and other cost reduction and operating efficiency programs.

Corporate costs were $17.6 million for the quarter compared to $17.5 million for the prior year’s quarter. On a constant currency basis, corporate costs increased by $1.8 million, reflecting higher regulatory costs and legal fees in the U.S., the previously announced increased investment in global management capabilities and infrastructure to support future global store and product expansion plans, as well as the continuing active international acquisitions strategy.

Income before income taxes, which includes $555,000 of non-recurring store closing costs, was $22.0 million, as compared to $21.9 million for the previous year’s quarter. Net income, which includes an effective income tax rate for the quarter of 47.1%, was $11.6 million for the three months ending December 31, 2008, while fully-diluted earnings per share, translated into U.S. Dollars, was $0.49 for the quarter compared to $0.53 for the prior year period. The effective income tax rate for the quarter was unfavorably impacted by a lower mix of foreign earned income, which is taxed at lower statutory rates, as a result of the strengthening value of the U.S. Dollar and the resulting translation of the Company’s foreign subsidiary results into U.S. Dollars, as well as the costs associated with the U.S. store closure program implemented in the first quarter of the current fiscal year.

On a constant currency basis and excluding non-recurring charges, pro forma income before income taxes was $23.9 million for the quarter representing growth of $1.7 million or 7.7%, over the prior year’s quarter. Pro forma net income, considering a pro forma effective income tax rate of 43.0%, was $13.6 million for the fiscal 2009 second quarter representing an increase of $1.0 million or 7.7% over the previous year. Likewise, on a constant currency basis and excluding non-recurring charges, pro forma fully-diluted earnings per share increased by 11.8% to $0.57 for the quarter.

The Company has a very strong liquidity position, with approximately $75.0 million of excess cash available for investment or other corporate purposes as of December 31, 2008, the amount of which varies with the daily cash operating needs of the business and the timing of when customers receive and cash their paychecks, and when loan proceeds are disbursed to customers and when loan payments are received. The consolidated cash amount reported in the Company’s balance sheet, which includes cash in the Company’s foreign business units, was significantly reduced in the current quarter due to the strengthening of the U.S. Dollar and the related translation of the Company’s foreign denominated cash accounts into U.S. Dollars per U.S. generally accepted accounting principles. As these foreign cash accounts are maintained in Canada and the U.K. in local currency, there is no diminution in value from changes in currency rates, and as a result are still fully available to fund the daily operations of the U.K. and Canadian business units.

At December 31, 2008, the Company had a $37.9 million undrawn balance on its revolving credit facility in the U.S., a C$28.5 million undrawn balance in Canada, and a £3.2 million undrawn balance in the U.K, in addition to generating substantial annual free cash flow from its business operations. Furthermore, the Company’s long-term debt portfolio buttresses its strong liquidity position, as the interest rate on the convertible notes is fixed at 2.875%, and on the term debt, the LIBOR-based rates have been synthetically fixed at a weighted average blended rate of 7.4% for the term of the notes. The convertible notes are not due until June 2027, and are not callable or putable until December 2012, and there are no debt principal repayment requirements until potentially December 2012, or about four years from now. The term notes do not mature until October 2012, and in the interim period until maturity, the required principal repayments amount to just $3.7 million annually. Additionally, since the entirety of the Company’s term note indebtedness is held by the Canadian and U.K. business units, and is denominated in the local currencies of the Canadian and U.K. business units, it provides a natural currency hedge for the Company as well.

The Company has purchased foreign currency option contracts designated as cash flow hedges, which will provide a floor for a portion of its forecasted earnings through the month of April 2009 at exercise rates of $0.80 for the Canadian Dollar and $1.60 for the Pound Sterling. The Company has not purchased forward currency contracts for periods beyond the month of April, due to the considerable current cost of these contracts amid the extreme volatility of currency rates in the financial markets, and the desire to not pay excessive fees to hedge against, what is in reality, the non-cash accounting based translation of foreign earnings into U.S. Dollars. Since the Company’s labor and other store operating costs, interest expense, and other costs of running the U.K. and Canadian businesses are all paid in the local currency of each foreign subsidiary, the economic impact of fluctuations in currency rates on the Company’s operations is largely negated, which lessens the operational need for a more costly currency hedging program.

Regarding the Company’s expectations for fiscal 2009, Randy Underwood, the Company’s EVP and CFO stated, “Given the considerable continuing volatility in the value of the U.S. Dollar, which on a year-over-year basis strengthened by nearly 20% against the Canadian Dollar and approximately 25% against the U.K. Pound Sterling in the second fiscal quarter, it is obviously difficult to anticipate how the Company’s foreign-earned income will ultimately be translated into U.S. Dollars for the remainder of the fiscal year. However, if we apply the currency exchange rates from the prior fiscal year to our foreign subsidiary results anticipated for fiscal 2009, we would expect that our pro forma earnings would fall within our previous provided guidance range of $2.10 to $2.35 per fully-diluted share.

However, given the dramatic and rapid deterioration in the macroeconomic environment and the stronger U.S. Dollar, we are adopting a more conservative stance for the remainder of the year. As a result, we are reducing our fiscal 2009 earnings guidance to between $1.65 and $1.90 per fully-diluted share. At this time, we are not providing revenue and adjusted EBITDA projections, as we believe it is more prudent to focus on metrics that are the most meaningful in this evolving market. We will continue to monitor the currency markets and any further impacts of the economic downturn on our business and earnings outlook as we move through the remainder of the fiscal year.”

Investors Conference Call
Dollar Financial Corp will be holding an investor’s conference call on Thursday, January 29, 2009 at 5:00 pm ET to discuss the Company’s results for the fiscal second quarter ended December 31, 2008. Investors can participate in the conference by dialing (888)-200-2794 (U.S. and Canada) or (973)-935-8766 (International); use the confirmation code “Dollar”. Hosting the call will be Jeff Weiss, Chairman and CEO and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through February 5, 2009. If you wish to listen to the replay of this conference call, please dial (706)-645-9291 and enter passcode “80149431”.

The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial web site at http://www.dfg.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About Dollar Financial Corp
Dollar Financial Corp is a leading international financial services company serving under-banked consumers. Its customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, Western Union money order and money transfer products, currency exchange, reloadable VISA® and MasterCard® branded debit cards, electronic tax filing, bill payment services, and legal document processing services.

At December 31, 2008, the Company’s global store network consisted of 1,370 stores, including 1,078 company-operated financial services stores and 292 franchised and agent locations in 28 states, Canada, Republic of Ireland and the United Kingdom. The financial services store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company’s financial products and services, principally check cashing and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company’s website at www.dfg.com.

Forward Looking Statement
This news release contains forward looking statements, including statements regarding the following: the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates on reported operating results, the developing regulatory environment in Canada; the impact of future development strategy, new stores and acquisitions; the implementation and expected results of restructuring initiatives; and of the performance of new products and services. These forward looking statements involve risks and uncertainties, including uncertainties related to the effects of changes in the value of the U.S. dollar compared to foreign currencies, risks related to the regulatory environment, current and potential future litigation, the integration and performance of acquired stores, the performance of new stores, the implementation and expected results of restructuring initiatives, the impact of debt financing transactions, the results of certain ongoing income tax appeals, and the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, attain its published guidance metrics, or that ongoing and potential future litigation or that the various FDIC, Federal, state, Canadian or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, the Company’s annual reports and form 10-Q’s and 10-K’s. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Presentation of Information in this Press Release
In an effort to provide investors with additional information regarding the Company’s results as determined by generally accepted accounting principles (GAAP), the Company has also disclosed in this press release the following non-GAAP information which management believes provides useful information to investors:

•	Constant currency results (the Company calculates constant currency operating results by comparing current period operating results with prior period operating results, with both periods converted at the currency exchange rates for the prior period).

•	Pro forma operating results excluding non-recurring charges and adjusted for pro forma effective income tax rates.

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2008	2008

Assets:
Cash and cash equivalents	$209,714	$209,364
Loans receivable, net:
Loans receivable	123,683	100,267
Less: Allowance for loan losses	(8,466)	(8,412)

Loans receivable, net	115,217	91,855
Other consumer lending receivables , net	11,930	14,368
Prepaid expenses and other receivables	29,158	26,383
Fair value of derivatives	—	16,211
Deferred tax assets, net	12,191	15,262
Property and equipment, net	68,033	55,122
Goodwill and other intangibles, net	470,731	422,005
Debt issuance costs and other assets, net	25,949	25,804

Total Assets	$942,923	$876,364

Liabilities:
Accounts Payable	$56,636	$35,274
Income taxes payable	12,194	9,700
Accrued expenses and other liabilities	37,998	30,915
Fair value of derivatives	37,214	2,981
Deferred tax liability	22,352	20,771
Revolving credit facilities	5,341	39,796
Long-term debt	577,863	570,310

Total Liabilities	749,598	709,747

Shareholders’ Equity:
Common Stock	24	24
Additional paid-in-capital	255,197	254,634
Accumulated deficit	(95,950)	(70,919)
Accumulated other comprehensive income (loss)	34,054	(17,122)

Total shareholders’ equity	193,325	166,617

Total Liabilities and Shareholders’ Equity	$942,923	$876,364

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2008	2007	2008

Revenues:
Check cashing	$48,859	$41,624	$94,523	$90,156
Consumer lending	73,594	70,005	142,103	151,503
Money transfer fees	7,079	6,784	13,040	14,394
Other	12,189	13,760	22,911	29,196

Total revenues	141,721	132,173	272,577	285,249

Store and regional expenses:
Salaries and benefits	38,646	36,275	73,883	77,078
Provision for loan losses	16,070	14,899	30,876	30,150
Occupancy costs	10,157	10,316	19,431	21,640
Returned checks, net and cash shortages	4,597	4,227	9,253	10,362
Depreciation	3,214	3,170	6,023	6,762
Bank charges and armored carrier services	3,287	3,130	6,343	6,763
Telephone and communication costs	1,798	1,798	3,450	3,877
Advertising	2,721	2,396	4,824	5,208
Other	11,980	11,688	22,452	25,325

Total store and regional expenses	92,470	87,899	176,535	187,165

Store and regional margin	49,251	44,274	96,042	98,084

Corporate and other expenses:
Corporate expenses	17,531	17,594	34,729	37,114
Interest expense, net	8,977	8,570	17,066	18,019
Other depreciation and amortization	890	938	1,809	1,978
Loss on store closings	106	555	193	5,493
Other (income) expense, net	(153)	(5,412)	(165)	(5,160)

Income before income taxes	21,900	22,029	42,410	40,640
Income tax provision	8,936	10,383	17,392	15,609

Net income	$12,964	$11,646	$25,018	$25,031

Net Income per share
Basic	$0.54	$0.49	$1.04	$1.04
Diluted	$0.53	$0.49	$1.02	$1.04

Weighted average shares outstanding
Basic	24,087,742	23,941,455	24,071,458	24,058,984
Diluted	24,685,411	23,980,968	24,620,269	24,156,745

Pro forma Net Income Reconciliation

Pro forma Net Income is not an item prepared in accordance with GAAP. Pro forma Net Income is net income adjusted to exclude one-time charges as described below. Dollar presents Pro forma Net Income as an indication of the Company’s financial performance excluding one-time charges so as to show comparative results of its operations. Not all companies calculate Pro forma Net Income in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to Pro forma Net Income (dollars in thousands):

DOLLAR FINANCIAL CORP
PRO FORMA NET INCOME
(EXCLUDING ONE-TIME CHARGES)
(In thousands except share and per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2008	2007	2008

Income before income taxes — as reported	$21,900	$22,029	$42,410	$40,640

Non-recurring charges:
Loss on store closings	106	555	193	5,493
Other	197	—	394	509

Pro forma income before income taxes	22,203	22,584	42,997	46,642
Pro forma income taxes	9,547	9,711	18,489	20,056

Pro forma net income	$12,656	$12,873	$24,508	$26,586

Pro forma effective income tax rate	43.0%	43.0%	43.0%	43.0%

Weighted average fully-diluted shares outstanding	24,685,411	23,980,968	24,620,269	24,156,745

GAAP fully-diluted earnings per share	$0.53	$0.49	$1.02	$1.04

Pro forma fully-diluted earnings per share	$0.51	$0.54	$1.00	$1.10

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not an item prepared in accordance with GAAP. Adjusted EBITDA is earnings before interest expense, income tax provision, depreciation, amortization, charges related to non-qualified stock options and restricted shares, and other items described below. Dollar presents Adjusted EBITDA as an indication of operating performance and its ability to service its debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether Dollar’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Dollar believes that Adjusted EBITDA amounts should be considered by prospective investors because Dollar uses them as one means of analyzing its ability to service its debt and capital expenditure requirements, and Dollar understands that they are used by some investors as one measure of a Company’s historical ability to service its debt and capital expenditure requirements. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in thousands):

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2008	2007	2008

Income before income taxes	$21,900	$22,029	$42,410	$40,640

Add:
Depreciation and amortization	4,104	4,108	7,832	8,740
Interest expense, net	8,977	8,570	17,066	18,019
Stock based compensation expense	675	1,575	1,712	2,728
Loss on store closings	106	555	193	5,493
Other	127	(5)	(284)	478

Adjusted EBITDA	$35,889	$36,832	$68,929	$76,098

Dollar Financial Corp
Unaudited Store Data

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2008	2007	2008
Beginning Company-Operated Stores
U.S.	374	418	350	467
Canada	377	402	360	419
U.K.	202	244	192	236

Total Beginning Company-Operated Stores	953	1,064	902	1,122

De novo Store Builds
U.S.	2	0	2	3
Canada	15	0	30	0
U.K.	3	8	8	15

Total	20	8	40	18

Acquired Stores
U.S.	98	2	124	2
Canada	5	0	8	0
U.K.	17	7	22	8

Total	120	9	154	10

Closed Stores
U.S.	4	2	6	54
Canada	0	1	1	18
U.K.	1	0	1	0

Total	5	3	8	72

Ending Company-Operated Stores
U.S.	470	418	470	418
Canada	397	401	397	401
U.K.	221	259	221	259

Total Ending Company-Operated Stores	1,088	1,078	1,088	1,078

Ending Franchise Stores
U.S.	102	79	102	79
Canada	59	61	59	61
U.K.	193	152	193	152

Total Ending Franchise Stores	354	292	354	292

Total Ending Store Count	1,442	1,370	1,442	1,370